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                      Amendment to 1991 Employee Stock Plan


          The Genentech, Inc. 1991 Employee Stock Plan is hereby amended as follows:


          1. The first sentence of Section 7 of the Plan is hereby deleted and replaced with the following sentence: "No more than three million, eight hundred thousand (3,800,000) Shares may be sold pursuant to Rights granted under the Plan."


Dated:  February 9, 1995

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                                 GENENTECH, INC.

                             1991 Employee Stock Plan


          1. Purpose

          The purpose of this 1991 Employee Stock Plan (the "Plan") is to provide employees of Genentech, Inc. (the "Company"), and its U.S.
subsidiaries designated by the Company's Board of Directors, who wish to become stockholders of the Company an opportunity to purchase Redeemable Common Stock of the Company (the "Shares"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

          2. Eligible Employees

          Subject to the provisions of Sections 7, 8 and 9 below, any individual who is in the full-time employment of the Company on the day on which a Grant Date (as defined in Section 3 below) occurs is eligible to participate in an offering of Shares made by the Company hereunder. In addition, the Board of Directors may at any time designate one or more of the Company's U.S. subsidiary corporations (as defined in Section 425(f) of the Code) to be included in an offering of Shares under the Plan. Full-time employment shall mean employment by the Company or its designated U.S. subsidiary for:

          (a) 20 hours or more per week; and

          (b) more than five months in the calendar year.

          3. Grant Dates

          From time to time, the Board of Directors may fix a date (a "Grant Date") or a series of dates (each of which is a "Grant Date") on which the Company will grant rights to purchase Shares ("Rights") to employees eligible to participate.

          4. Prices

          The purchase price per Share for Shares covered by a grant of Rights hereunder shall be determined by the Board of Directors, but in no event shall be less than the lesser of:

          (a) eighty-five percent (85%) of the fair market value of a Share on the Grant Date on which such Right was granted; or


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          (b) eighty-five percent (85%) of the fair market value of a Share on the date such Right is exercised as to that Share.

          5. Exercise of Rights and Method of Payment

          (a) Rights granted under the Plan will be exercisable on specific dates as determined by the Board of Directors.

          (b) The method of payment for Shares purchased upon exercise of Rights granted hereunder shall be through regular payroll deductions or by lump sum cash payment, or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions or other payments in exercise of Rights unless specifically provided for by the Board of Directors.

          6. Terms of Rights

          Rights granted hereunder shall be exercisable during a twenty-seven
(27) month period or such shorter period as determined by the Board of Directors. All Rights granted to an employee shall terminate upon termination of full-time employment of the employee. Any payments received by the Company from a participating employee with respect to a Right granted hereunder and not utilized for the purchase of Shares upon exercise of such Right shall be promptly returned to such employee by the Company after termination of such Right, except that amounts that were not so utilized because such amounts were insufficient to purchase a whole Share may be applied toward the purchase of Shares pursuant to a Right subsequently granted hereunder, if any.

          7. Shares Subject to the Plan

          No more than two million nine hundred thousand (2,900,000) Shares may be sold pursuant to Rights granted under the Plan. Appropriate adjustments in the above figure, in the number of Shares covered by outstanding Rights granted hereunder, in the exercise price of the Rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 9 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provide that no fractional Shares shall be subject to a Right and each Right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation will include provisions for protection of the then existing



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Rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to Rights under the Plan. If for any reason any Right under the Plan terminates in whole or in part, Shares subject to such terminated Right may again be subject to a Right under the Plan.

          8. Limitations on Grants

          Anything to the contrary notwithstanding, pursuant to Section 423 of the Code:

          (a) No employee shall be granted a Right hereunder if such employee, immediately after the Right is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent corporation (as defined in Section 425(c) of the Code) or any subsidiary corporation, in each case computed in accordance with
Section 423(b)(3) of the Code.

          (b) No employee shall be granted a Right which permits his Rights to purchase Shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such Shares (determined at the time such Right is granted) for each calendar year in which such Right is outstanding at any time, all in accordance with the provisions of Section 423(b)(8) of the Code.

          9. Limits on Participation

          (a) Participation shall be limited to eligible employees who enroll under the Plan.

          (b) No Right granted to any participating employee shall cover more than twelve thousand (12,000) Shares.

          (c) No more than One Hundred Eighty Thousand (180,000) Shares may be purchased during any calendar quarter upon the exercise of Rights granted under the Plan; provided, however, that for those calendar quarters in which the Company pays regular annual bonuses to eligible employees, the maximum aggregate numbers of Shares which may be purchased upon the exercise of Rights shall be Two Hundred Thousand (200,000) Shares. If the aggregate purchases of Shares upon exercises of Rights granted under the Plan would exceed the applicable maximum number for a particular calendar quarter, the maximum permitted number of Shares shall be allocated to the exercising


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participants in proportion to the number of Shares they would otherwise purchase during such calendar quarter.

          10. Employee's Rights as Stockholder

          No participating employee shall have any Rights as a stockholder in the Shares covered by a Right granted hereunder until such Right has been exercised, full payment has been made for the corresponding Shares and the purchase has been entered in the records of the Transfer Agent for the Shares.

          11. Rights Not Transferable

          Rights under the Plan are not assignable or transferable by a participating employee.

          12. Amendments or Discontinuance of the Plan

          The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing Rights of all participating employees shall not be adversely affected thereby, except that in the case of a participating employee of a foreign branch of the Company or a designated U.S. subsidiary corporation the Plan may be varied to conform with local laws, and provided further that, subject to the provisions of Section 7 above, no such amendment to the Plan shall, without the approval of the stockholders of the Company:

          (a) Increase the total number of Shares which may be offered under the Plan;

          (b) Amend the Plan in any manner which would render Rights granted hereunder unqualified for special tax treatment under Section 421 of the Code.

          13. Effective Date and Approvals

          The Plan shall become effective as of January 1, 1991. The Company's obligation to offer, sell or deliver its Shares under the Plan is subject to the approval of the Company's stockholders and any governmental approval required in connection with the authorized issuance or sale of such Shares and is further subject to the determination by the Company that all applicable securities laws have been complied with.

          14. Administration of the Plan

          The Board of Directors or any committee or person(s) to whom it delegates its authority (the "Administrator") shall


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administer, interpret and apply all provisions of the Plan. The Administrator may waive such provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.













































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